FIRST AMENDMENT TO

SUB TRANSFER AGENCY SERVICE AGREEMENT

THIS AMENDMENT made as of the 17th of November, 2009 the agreement dated November 18, 2008, by and among THE PHOENIX EDGE SERIES FUND, a Massachusetts business trust having a principal place of business located at 101 Munson Street, Greenfield, Massachusetts, and PHOENIX LIFE INSURANCE COMPANY, an insurance company domiciled in the State of New York and having a place of business located at One American Row, Hartford, Connecticut; PHL VARIABLE INSURANCE COMPANY, an insurance company domiciled in the State of Connecticut and having a place of business located at One American Row, Hartford, Connecticut; and PHOENIX LIFE AND ANNUITY COMPANY, an insurance company domiciled in the State of Connecticut and having a place of business located at One American Row, Hartford, Connecticut (the “Agreement”) as follows:

1.	Article 9 is here amended to state that “Unless terminated as hereinafter provided, the Agreement shall remain in full force and effect until December 31, 2010, and therefore only so long as it continuance has been specifically approved at least annually by the Trustees of the Fund in accordance with Section 15(a) of the Investment Company Act of 1940, and by the majority vote of the disinterested Trustees in accordance with the requirements of Section 15(c) thereof.”

2.	Schedule A is hereby deleted and Revised Schedule A attached hereto and made part hereof is substituted in lieu thereof.

3.	Except as hereinabove modified, all other terms and conditions set forth in the Agreement shall be, and remain, in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

(signature page to follow)

THE PHOENIX EDGE SERIES FUND

By:	/s/ Kathleen A. McGah
Name:	Kathleen A. McGah
Title:	Vice President

PHOENIX LIFE INSURANCE COMPANY on behalf of the Variable Products division thereof

By:	/s/ John H. Beers
Name:	John H. Beers
Title:	Vice President

PHL VARIABLE INSURANCE COMPANY on behalf of the Variable Products division thereof

By:	/s/ John H. Beers
Name:	John H. Beers
Title:	Vice President

PHOENIX LIFE AND ANNUITY COMPANY on behalf of the Variable Products division thereof

By:	/s/ John H. Beers
Name:	John H. Beers
Title:	Vice President

Revised Schedule A (as amended November 2009)

Fee Schedule

The Sub Transfer Agency Service Fee will be based on the average daily net assets of the Fund, commencing on January 1, 2010 and shall be payable by the Fund within five (5) business days following the end of each month thereafter. For fiscal year 2010, the annual fee shall be $1.5 million paid per asset base per series.